Exhibit 99.1

Strategy Announces Establishment of $1.44 Billion USD Reserve and Updates FY 2025 Guidance

TYSONS CORNER, Va. – (BUSINESS WIRE) – December 1, 2025 – Strategy Inc (Nasdaq: STRF/STRC/STRK/STRD/MSTR; LuxSE: STRE) today announced the establishment of a US dollar reserve (“USD Reserve”) of $1.44 billion and updates to its assumptions underlying its previously issued forward guidance and bitcoin key performance indicator (“KPI”) targets for the fiscal year ending December 31, 2025, which were published on October 30, 2025.

Establishment of USD Reserve

Strategy today announced that it has established a USD Reserve of $1.44 billion to support the payment of dividends on its preferred stock and interest on its outstanding indebtedness (“Dividends”). The USD Reserve was funded using proceeds from the sale of shares of class A common stock under Strategy’s at-the-market offering program. Strategy’s current intention is to maintain a USD Reserve in an amount sufficient to fund at least twelve months of its Dividends, and Strategy intends to strengthen the USD Reserve over time, with the goal of ultimately covering 24 months or more of its Dividends. The maintenance of this USD Reserve, as well as its amount, terms and conditions, remains subject to Strategy’s sole and absolute discretion and Strategy may adjust the USD Reserve from time to time based on market conditions, liquidity needs and other factors.

“Establishing a USD Reserve to complement our BTC Reserve marks the next step in our evolution, and we believe it will better position us to navigate short-term market volatility while delivering on our vision of being the world’s leading issuer of Digital Credit,” said Michael Saylor, Founder and Executive Chairman.

“Strategy now holds 650,000 bitcoin, about 3.1% of the 21 million bitcoin that will ever exist. In recognition of the important role we play in the broader Bitcoin ecosystem, and to further reinforce our commitment to our credit investors and shareholders, we have established a USD Reserve that currently covers 21 months of Dividends. We intend to use this reserve to pay our Dividends and grow it over time.” said Phong Le, President and Chief Executive Officer.

Updates to FY 2025 Earnings Guidance and Bitcoin KPI Targets

Strategy today announced updates to its assumptions underlying its previously issued forward guidance and Bitcoin KPI targets for the fiscal year ending December 31, 2025 (“FY2025”), previously published on October 30, 2025. That guidance assumed a bitcoin price of $150,000 as of December 31, 2025, based on the approximate consensus midpoint of third-party research analyst year-end bitcoin price estimates available as of that date. Bitcoin is a highly volatile asset, and the trading price of bitcoin has declined from approximately $111,612 as of October 30, 2025 to as low as $80,660 on November 21, 2025.

In light of the recent trading prices of bitcoin, Strategy is updating its assumptions for the price of bitcoin as of year-end 2025 to reflect a range of prices consistent with the recent trading history of bitcoin and is providing corresponding ranges for FY2025 Operating Income, Net Income and Diluted Earnings Per Share as set forth below that would result if the price of bitcoin on December 31, 2025 is within such range.

Update to FY 2025 Earnings Guidance

Based on an assumed year-end 2025 bitcoin price range of $85,000 to $110,000, the target ranges for Strategy’s FY2025 Operating Income, Net Income and Diluted Earnings Per Share are as follows:

•	FY2025 Operating Income (Loss): between approximately $(7.0) billion and $9.5 billion;

•	FY2025 Net Income (Loss): between approximately $(5.5) billion and $6.3 billion; and

•	FY2025 Diluted Earnings (Loss) Per Share: between approximately $(17.0) per share of common stock and $19.0 per share of common stock.

These ranges also assume the successful completion of capital raises to achieve Strategy’s FY2025 Bitcoin Yield Target (discussed below) and the deployment of proceeds from such raises to the purchase of bitcoin.

Strategy has adopted Accounting Standards Update No. 2023-08, Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets, which requires that Strategy measure its bitcoin holdings at fair value, with gains and losses from changes in the fair value of bitcoin recognized in net income (loss) at each reporting period. As a result, and due to Strategy’s significant bitcoin holdings, Strategy’s earnings results are extremely sensitive to and directly correlated with changes in the market price of bitcoin. Strategy can provide no assurance or guarantee as to the price of bitcoin as of December 31, 2025, and as a result Strategy’s actual results may vary materially from the ranges of results set forth above if the market price of bitcoin as of December 31, 2025 varies materially from this assumed range of bitcoin prices. Strategy undertakes no obligation to update this guidance, other than as may be required by applicable law. Investors are cautioned not to place undue reliance on this guidance.

Updates to FY 2025 Bitcoin KPI Targets

Also based on the same assumed year-end 2025 bitcoin price range of $85,000 to $110,000, and after giving effect to Strategy’s anticipated common stock issuances to maintain its USD Reserve, Strategy’s updated FY2025 Bitcoin KPI targets are as follows:

•	FY2025 BTC Yield Target: between 22.0% and 26.0%; and

•	FY2025 BTC $ Gain Target: between $8.4 billion and $12.8 billion.

Strategy expects to achieve these targets through preferred stock offerings, disciplined common stock issuances, and the resulting increase in its bitcoin holdings.

Additional information about Strategy’s KPIs, including their purposes and limitations, is available at www.strategy.com.

About Strategy

Strategy Inc (Nasdaq: STRF/STRC/STRK/STRD/MSTR; LuxSE: STRE) is the world’s first and largest Bitcoin Treasury Company. We are a publicly traded company that has adopted Bitcoin as our primary treasury reserve asset. By using proceeds from equity and debt financings, as well as cash flows from our operations, we strategically accumulate Bitcoin and advocate for its role as digital capital. Our treasury strategy is designed to provide investors varying degrees of economic exposure to Bitcoin by offering a range of securities, including equity and fixed-income instruments. In addition, we provide industry-leading AI-powered enterprise analytics software, advancing our vision of Intelligence Everywhere. We leverage our development capabilities to explore innovation in Bitcoin applications, integrating analytics expertise with our commitment to digital asset growth. We believe our combination of operational excellence, strategic Bitcoin reserve, and focus on technological innovation positions us as a leader in both the digital asset and enterprise analytics sectors, offering a unique opportunity for long-term value creation.

Strategy, MicroStrategy, and Intelligence Everywhere are either trademarks or registered trademarks of Strategy Inc in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, estimates of future business prospects or financial results, including our guidance relating to our future operating income, net income, diluted earnings per share, our targets for our BTC Yield and BTC $ Gain KPIs, statements regarding the circumstances under which we will issue class A common stock or preferred securities, and statements regarding our intentions for our USD Reserve. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the risk that the price of bitcoin as of December 31, 2025 may be substantially different from the assumed range of $85,000 to $110,000, which would cause our actual results to vary substantially from the target ranges provided herein relating to future operating income (loss), net income (loss), and diluted earnings (loss) per share; fluctuations in the market price of bitcoin and any associated unrealized gains or losses on digital assets that Strategy may record in its financial statements as a result of a change in the market price of bitcoin from the value at which Strategy’s bitcoins are carried on its balance sheet; the availability of debt and equity financing on favorable terms; gains or losses on any sales of bitcoins; changes in the accounting treatment relating to Strategy’s bitcoin holdings; changes in securities laws or other laws or regulations, or the adoption of new laws or regulations, relating to bitcoin that adversely affect the price of bitcoin or Strategy’s ability to transact in or own bitcoin; the impact of the availability of spot exchange traded products and other investment vehicles for bitcoin and other digital assets; a decrease in liquidity in the markets in which bitcoin is traded; security breaches, cyberattacks, unauthorized access, loss of private keys, fraud or other circumstances or events that result in the loss of Strategy’s bitcoins; impacts to the price and rate of adoption of bitcoin associated with financial difficulties and bankruptcies of various participants in the digital asset industry; the level and terms of Strategy’s substantial indebtedness and its ability to service such debt; fluctuations in tax benefits or provisions; changes in the market price of bitcoin as of period-end and their effect on our deferred tax assets, related valuation allowance, and tax expense; other potentially adverse tax consequences; competitive factors; general economic conditions, including levels of inflation and interest rates; currency fluctuations; and the other factors discussed under the caption “Risk Factor Updates” in Strategy’s Current Report on Form 8-K filed with the SEC on October 6, 2025 and under the caption “Risk Factors” in Strategy’s Quarterly Report on Form 10-Q filed with the SEC on November 3, 2025 and the risks described in other filings that Strategy may make with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Strategy specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Strategy

Shirish Jajodia

Corporate Treasurer

ir@strategy.com